Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-XXXXX) and related prospectus of Covanta Holding Corporation pertaining to the registration of common stock, preferred stock, warrants and debt securities, and to the incorporation by reference therein of our report dated January 25, 2011, with respect to the consolidated balance sheets of Quezon Power, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2010 included in Covanta Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Sycip Gorres Velayo & Co.

A Member Practice of Ernst & Young Global

Makati City, Philippines

December 14, 2011